    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1998

                                                     REGISTRATION NO. 333-38051
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 9

                                      TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                              CURAGEN CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     8731                  06-1331400
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                       555 LONG WHARF DRIVE, 11TH FLOOR
                         NEW HAVEN, CONNECTICUT 06511
                                (203) 401-3330
                           (203) 401-3333 FACSIMILE
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                          JONATHAN M. ROTHBERG, PH.D.
                    CHIEF EXECUTIVE OFFICER, PRESIDENT AND
                             CHAIRMAN OF THE BOARD
                              CURAGEN CORPORATION
                       555 LONG WHARF DRIVE, 11TH FLOOR
                         NEW HAVEN, CONNECTICUT 06511
                                (203) 401-3330
                           (203) 401-3333 FACSIMILE
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:

     JONATHAN L. KRAVETZ, ESQ.                 KEITH F. HIGGINS, ESQ.
  STANFORD N. GOLDMAN, JR., ESQ.                    ROPES & GRAY
    MINTZ, LEVIN, COHN, FERRIS,                ONE INTERNATIONAL PLACE
      GLOVSKY AND POPEO, P.C.                BOSTON, MASSACHUSETTS 02110
       ONE FINANCIAL CENTER                        (617) 951-7000
    BOSTON, MASSACHUSETTS 02111               (617) 951-7050 FACSIMILE
          (617) 542-6000
     (617) 542-2241 FACSIMILE

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered. All amounts are estimated except the registration fee.

      Commission Registration Fee................................... $   12,121
      NASD filing fee...............................................      5,000
      Nasdaq National Market listing fee............................     83,500
      Printing and engraving expenses...............................    200,000
      Legal fees and expenses.......................................    565,000
      Accounting fees and expenses..................................    225,000
      Blue sky fees and expenses (including legal fees).............      5,000
      Transfer agent and registrar fees and expenses................      2,000
      Miscellaneous.................................................      2,379
                                                                     ----------
        TOTAL....................................................... $1,100,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The amendment and restatement of the Company's Certificate of Incorporation (the "Restated Certificate") provides that the Company shall indemnify to the fullest extent authorized by the Delaware General Corporation Law ("DGCL"), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company or is or was serving as an officer or director of another entity at the request of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Restated Certificate provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Company does not pay a proper claim for indemnification in full within 60 days after a written claim for such indemnification is received by the Company, the Restated Bylaws authorize the claimant to bring an action against the Company and prescribe what constitutes a defense to such action.

  Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  Pursuant to Section 102(b)(7) of the DGCL, Article Tenth of the Restated Certificate eliminates the liability of a director or the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

  The Company has obtained primary and excess insurance policies insuring the directors and officers of the Company against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

  Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the Underwriters of the Company, its directors and officers who sign the Registration Statement and persons who control the Company, under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In the three years preceding the filing of this Registration Statement, the Company has sold the following securities that were not registered under the Securities Act.

 (a) Issuances of Capital Stock.

  On May 9, 1995, the Company issued an aggregate of 19,575 shares of its Common Stock to two investors in exchange for financial advisory services rendered by such investors to the Company having a value of $45,218.75.

  On December 29, 1995, the Company sold an aggregate of 100,000 shares of its Common Stock to two investors at $1.00 per share in exchange for payments of an aggregate of $100,000 by such investors upon the exercise of warrants to purchase Common Stock.

  On March 30, 1996, the Company sold 100,000 shares of its Common Stock to one investor at $1.52 per share in exchange for payment of $152,000 by such investor upon the exercise of a warrant to purchase Common Stock.

  On December 27, 1996, the Company sold 307,167 shares of its Series A Convertible Preferred Stock at a purchase price of $5.86 per share to Genentech, Inc. in a private placement for $1,800,000.

  In March 1997, the Company issued 17,073 and 22,673 shares of its Common Stock to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Pennie & Edmonds LLP, respectively, at $4.10 per share in exchange for legal services rendered on behalf of the Company and having an aggregate value of $162,958.60.

  On March 27, 1997, the Company sold an aggregate of 175,000 shares of its Series B Redeemable Preferred Stock at a purchase price of $10.00 per share to five investors in a private placement for $1,750,000 in cash. In connection with this private placement, the Company issued five-year warrants to purchase 358,361 shares of Common Stock at an exercise price of $5.86 per share.

  On March 27, 1997, the Company sold an aggregate of 2,011,468 shares of its Series C Convertible Preferred Stock at a purchase price of $5.86 per share to eleven investors in a private placement for $11,787,202.48. In connection with this private placement, the Company also issued three-year warrants to purchase 366,894 shares of Common Stock at an exercise price of $9.00 per share to two investors who each purchased 1,706,485 and 127,986 shares of Series C Convertible Preferred Stock, respectively.

  On April 10, 1997, the Company sold 291,875 shares of its Common Stock to Connecticut Innovations Incorporated in exchange for the cancellation of a $600,000 principal amount promissory note (plus accrued interest thereon) upon the exercise of a warrant to purchase Common Stock.

  On May 16, 1997, the Company sold 1,000,000 shares of its Series D Convertible Preferred Stock at a purchase price of $7.50 per share to Pioneer Hi-Bred International, Inc. in a private placement for $7,500,000.

  On June 25, 1997, the Company sold 100,000 shares of its Series E Convertible Preferred Stock at a purchase price of $10.00 per share to Biogen, Inc. in a private placement for $1,000,000.

  In October 1997, the Company agreed to sell $5,000,000 of its Common Stock to Biogen, Inc. in a private placement concurrent with this offering at a price per share equal to the price per share at which the Common Stock is sold in this Offering.

  In November 1997, the Company agreed to sell $5,000,000 of its Common Stock to Genentech, Inc. in a private placement concurrent with this offering at a price per share equal to the price per share at which the Common Stock is sold in this Offering.

  In November 1997, the Company agreed to sell $1,000,000 of its Common Stock to the University of Florida Research Foundation, Inc. in a private placement concurrent with this offering at a price per share equal to the price per share at which the Common Stock is sold in this Offering.

  (b) Certain Grants and Exercises of Stock Options.

  Pursuant to the 1993 Stock Option and Incentive Award Plan (the "1993 Stock Plan"), as of December 31, 1997, the Company has granted options to purchase an aggregate of 1,028,884 shares of Common Stock, of which options to purchase an aggregate of 347,611 shares of Common Stock are exercisable at a weighted average exercise price of $3.32 per share. As of December 31, 1997, no options pursuant to the foregoing have been exercised.

  Pursuant to the 1997 Employee, Director and Consultant Stock Plan (the "1997 Stock Plan"), as of December 31, 1997, the Company has granted options to purchase an aggregate of 65,000 shares of Common Stock at a price per share equal to the initial public offering price, of which options to purchase an aggregate of 21,668 shares of Common Stock are exercisable. As of December 31, 1997, no options pursuant to the foregoing have been exercised.

  In addition to the options granted under the 1993 Stock Plan and the 1997 Stock Plan, as of December 31, 1997, the Company has issued options to purchase an aggregate of 570,000 shares of Common Stock pursuant to individual agreements with Company employees and consultants, of which options to purchase an aggregate of 349,500 shares of Common Stock are exercisable at a weighted average exercise price of $1.40 per share. As of December 31, 1997, no options pursuant to the foregoing have been exercised.

  No underwriters were involved in the foregoing offers and sales of securities. Such offers and sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase Common Stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (a) Exhibits

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
  @1.1   Form of Underwriting Agreement
  @3.1   Amended and Restated Certificate of Incorporation of the Registrant
  @3.2   Certificate of Amendment of Restated Certificate of Incorporation of
         the Registrant and Certificate of Amendment of Certificate of
         Designation, Preferences, and Rights of Series E Preferred Stock of
         the Registrant.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   @3.3  Amended and Restated Certificate of Incorporation of the Registrant
   @3.4  Bylaws of the Registrant
   @3.5  Amended and Restated Bylaws of the Registrant
   @4.1  Article Fourth of the Amended and Restated Certificate of
         Incorporation of the Registrant (see Exhibit 3.3)
   @4.2  Form of Common Stock Certificate
   @5.1  Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of the securities being registered
  @10.1  Lease Agreement (New Haven), dated December 23, 1996, between the
         Registrant and Fusco Harbour Associates, LLC
  @10.2  Standard Form of Office Lease, as amended (Branford), dated February
         11, 1993 and April 26, 1996, between the Registrant and Branford
         Office Venture
  @10.3  Sid Martin Biotechnology Development Institute Incubator License
         Agreement, dated July 15, 1997, between the Registrant and the
         University of Florida Research Foundation, Inc.
  @10.4  1997 Employee, Director and Consultant Stock Plan
  @10.5  1993 Stock Option and Incentive Award Plan
  @10.6  Amendment to 1993 Stock Option and Incentive Plan, dated May 12, 1997
  @10.7  Employment Letter, dated February 20, 1997, between the Registrant and
         Gregory T. Went, Ph.D.
  @10.8  Employment Letter, dated July 18, 1997, between the Registrant and
         David M. Wurzer
  @10.9  Employment Letter, dated August 21, 1997, between the Registrant and
         Peter A. Fuller, Ph.D.
  @10.10 Employment Letter, dated August 22, 1997, between the Registrant and
         Stephen F. Kingsmore, M.B., Ch.B.
  +10.11 Option and Exclusive License Agreement, dated October 4, 1996, between the Registrant and Wisconsin Alumni Research Foundation
  +10.12 Standard Non-Exclusive License Agreement--Brumley, dated July 1, 1996, between the Registrant and Wisconsin Alumni Research Foundation
 @+10.13 Collaborative Research and License Agreement, dated May 16, 1997, between the Registrant and Pioneer Hi-Bred International, Inc.
 @+10.14 Research and Option Agreement, dated October 1, 1997, between the
         Registrant and Biogen, Inc.
 @+10.15 Research and Option Agreement, dated November 20, 1997, between the
         Registrant and Genentech, Inc.
 @+10.16 Notice of Grant Award and Grant Application to Department of Health
         and Human Services for Automated Sequencing System for Human Genome
         Project, dated March 25, 1995
  @10.17 ATP Agreement for Integrated Microfabricated DNA Analysis Device for
         Diagnosis of Complex Genetic Disorders, dated February 1995
  @10.18 ATP Agreement for Molecular Recognition Technology for Precise Design
         of Protein-Specific Drugs, dated March 2, 1995
  @10.19 ATP Agreement for Programmable Nanoscale Engines for Molecular
         Separation, dated May 6, 1997
  @10.20 Material Transfer and Screening Agreement, dated January 15, 1998, between the Registrant and ArQule, Inc.
  @11.1  Schedule of Computation of Net Loss Per Share
  @21.1  Subsidiaries of the Registrant
  @23.1  Consent of Deloitte & Touche LLP
  @23.2  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         (included in Exhibit 5.1)
  @23.3  Consent of Pennie & Edmonds LLP
  @24.1  Power of Attorney of Messrs. Went, Wurzer and DeVita
  @24.2  Power of Attorney of Messrs. Booth, Patricelli and Vincent
   27.1  Financial Data Schedule

--------
@  Previously filed.
+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

 (b) Financial Statement Schedules

  All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to provide to the Underwriters at the Closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 9 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, MASSACHUSETTS ON THIS 17TH DAY OF MARCH, 1998.

                                         CuraGen Corporation (Registrant)

                                                 /s/ Jonathan M. Rothberg
                                         By: __________________________________
                                               JONATHAN M. ROTHBERGCHIEF
                                              EXECUTIVE OFFICER, PRESIDENT
                                                ANDCHAIRMAN OF THE BOARD

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 9 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                       TITLE
                                                                   DATE

      /s/ Jonathan M. Rothberg        Chief Executive         March 17, 1998
------------------------------------   Officer, President
        JONATHAN M. ROTHBERG           and Chairman of
                                       the Board
                                       (principal
                                       executive officer)

                 *                    Executive Vice          March 17, 1998
------------------------------------   President and a
          GREGORY T. WENT              Director

                 *                    Executive Vice          March 17, 1998
------------------------------------   President,
          DAVID M. WURZER              Treasurer and
                                       Chief Financial
                                       Officer (principal
                                       financial and
                                       accounting
                                       officer)

                 *                    Director                March 17, 1998
------------------------------------
      VINCENT T. DEVITA, M.D.

                 *                    Director                March 17, 1998
------------------------------------
          RICHARD H. BOOTH

                 *                    Director                March 17, 1998
------------------------------------
        ROBERT E. PATRICELLI

                 *                    Director                March 17, 1998
------------------------------------
          JAMES L. VINCENT

  *By executing his name hereto, Jonathan M. Rothberg is signing this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

By:   /s/ Jonathan M. Rothberg
  ----------------------------------
        JONATHAN M. ROTHBERG
         (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
     @1.1    Form of Underwriting Agreement
     @3.1    Amended and Restated Certificate of Incorporation of the
             Registrant
     @3.2    Certificate of Amendment of Restated Certificate of Incorporation
             of the Registrant and Certificate of Amendment of Certificate of
             Designation, Preferences, and Rights of Series E Preferred Stock
             of the Registrant.
     @3.3    Amended and Restated Certificate of Incorporation of the
             Registrant
     @3.4    Bylaws of the Registrant
     @3.5    Amended and Restated Bylaws of the Registrant
     @4.1    Article Fourth of the Amended and Restated Certificate of
             Incorporation of the Registrant (see Exhibit 3.3)
     @4.2    Form of Common Stock Certificate
     @5.1    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             with respect to the legality of the securities being registered
    @10.1    Lease Agreement (New Haven), dated December 23, 1996, between the
             Registrant and Fusco Harbour Associates, LLC
    @10.2    Standard Form of Office Lease, as amended (Branford), dated
             February 11, 1993 and April 26, 1996, between the Registrant and
             Branford Office Venture
    @10.3    Sid Martin Biotechnology Development Institute Incubator License
             Agreement, dated July 15, 1997, between the Registrant and the
             University of Florida Research Foundation, Inc.
    @10.4    1997 Employee, Director and Consultant Stock Plan
    @10.5    1993 Stock Option and Incentive Award Plan
    @10.6    Amendment to 1993 Stock Option and Incentive Plan, dated May 12,
             1997
    @10.7    Employment Letter, dated February 20, 1997, between the Registrant and Gregory T. Went, Ph.D.
    @10.8    Employment Letter, dated July 18, 1997, between the Registrant and
             David M. Wurzer
    @10.9    Employment Letter, dated August 21, 1997, between the Registrant and Peter A. Fuller, Ph.D.
    @10.10   Employment Letter, dated August 22, 1997, between the Registrant and Stephen F. Kingsmore, M.B., Ch.B.
    +10.11   Option and Exclusive License Agreement, dated October 4, 1996, between the Registrant and Wisconsin Alumni Research Foundation
    +10.12   Standard Non-Exclusive License Agreement--Brumley, dated July 1,
             1996, between the Registrant and Wisconsin Alumni Research
             Foundation
   @+10.13   Collaborative Research and License Agreement, dated May 16, 1997, between the Registrant and Pioneer Hi-Bred International, Inc.
   @+10.14   Research and Option Agreement, dated October 1, 1997, between the
             Registrant and Biogen, Inc.
   @+10.15   Research and Option Agreement, dated November 20, 1997, between the Registrant and Genentech, Inc.
   @+10.16   Notice of Grant Award and Grant Application to Department of
             Health and Human Services for Automated Sequencing System for
             Human Genome Project, dated March 25, 1995
    @10.17   ATP Agreement for Integrated Microfabricated DNA Analysis Device
             for Diagnosis of Complex Genetic Disorders, dated February 1995
    @10.18   ATP Agreement for Molecular Recognition Technology for Precise
             Design of Protein-Specific Drugs, dated March 2, 1995
    @10.19   ATP Agreement for Programmable Nanoscale Engines for Molecular
             Separation, dated May 6, 1997
    @10.20   Material Transfer and Screening Agreement, dated January 15, 1998, between the Registrant and ArQule, Inc.
    @11.1    Schedule of Computation of Net Loss Per Share
    @21.1    Subsidiaries of the Registrant
    @23.1    Consent of Deloitte & Touche LLP
    @23.2    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             (included in Exhibit 5.1)
    @23.3    Consent of Pennie & Edmonds LLP
    @24.1    Power of Attorney of Messrs. Went, Wurzer and DeVita
    @24.2    Power of Attorney of Messrs. Booth, Patricelli and Vincent
     27.1    Financial Data Schedule

--------
@  Previously filed.
+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.